Consolidated Financial Statements EDDYFI HOLDING INC. (formely known as Previan Holding Inc.) For the year ended December 31, 2025 Exhibit 99.1

EDDYFI HOLDING INC. Table of Contents Page Independent Auditor’s Report Consolidated Financial Statements of Eddyfi Holding Inc. Consolidated Statement of Financial Position 1 Consolidated Statement of Income and Other Comprehensive Income 2 Consolidated Statement of Changes in Shareholders’ Equity 3 Consolidated Statement of Cash Flows 4 Notes to Consolidated Financial Statements 5 - 57

KPMG LLP, an Ontario limited liability partnership and member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. KPMG Canada provides services to KPMG LLP. KPMG LLP 500, Grande-Allée East, Suite 600 Québec, QC G1R 2J7 Canada Telephone 418 577 3400 Fax 418 577 3440 INDEPENDENT AUDITOR’S REPORT To the Management of Eddyfi Holding Inc. Report on the Audit of the Consolidated Financial Statements Qualified Opinion We have audited the consolidated financial statements of Eddyfi Holding Inc., formerly known as Previan Holding Inc., (the “Company”), which comprise the consolidated statement of financial position as of December 31, 2025, and the related consolidated statements of income and other comprehensive income, changes in shareholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements. In our opinion, except for the omissions of the information described in the Basis for Qualified Opinion section of our report, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). Basis for Qualified Opinion As discussed in Note 2(a), the accompanying consolidated financial statements are not presented in accordance with International Accounting Standard 1 – Presentation of Financial Statements, as they do not include comparative figures, which constitute a departure from IFRS Accounting Standards as issued by the IASB. We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Page 2 Responsibilities of Management for the Consolidated Financial Statements Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS as issued by the IASB, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued. Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements. In performing an audit in accordance with GAAS, we: • Exercise professional judgment and maintain professional skepticism throughout the audit. • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed. • Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

Page 3 • Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit. Québec, Canada August 5, 2026

1 EDDYFI HOLDING INC. Consolidated Statement of Financial Position (In thousands of US dollars) As at December 31, 2025 Note 2025 Assets Current assets: Cash 11 $ 19,932 Trade and other receivables 5 66,925 Contract assets 2,695 Income taxes receivable 2,376 Tax credits receivable 5,147 Inventories 6 52,954 Prepaid expenses 5,135 155,164 Tax credits receivable 3,430 Property and equipment 7 6,704 Right-of-use assets 8 33,144 Deferred tax assets 16 1,219 Intangible assets 9 189,675 Goodwill 10 346,345 $ 735,681 Liabilities and Shareholders’ Equity Current liabilities: Bank overdraft 11 $ 690 Trade and other payables 12 32,463 Income taxes payable 34,871 Contingent consideration payable 26 2,936 Current portion of deferred revenues 6,926 Current portion of long-term debt 14 19,456 Current portion of finance lease liabilities 15 2,530 Other current liabilities 4,219 104,091 Deferred revenues 5,127 Long-term debt 14 289,293 Finance lease liabilities 15 34,757 Contingent consideration payable 197 Other non-current liabilities 286 Deferred tax liabilities 16 38,032 471,783 Shareholders’ equity: Share capital 17 241,489 Contributed surplus 6,249 Retained earnings 25,084 Accumulated other comprehensive loss (8,924) 263,898 Subsequent event (Note 29) $ 735,681 The accompanying notes are an integral part of these consolidated financial statements. On behalf of the Board of Directors: _____________________________ Lauren Galbraith, Director /s/ Lauren Galbraith

2 EDDYFI HOLDING INC. Consolidated Statement of Income and Other Comprehensive Income (In thousands of US dollars) For the year ended December 31, 2025 Note 2025 Revenues 19 $ 238,833 Cost of sales 20 104,417 Gross profit 134,416 Operating expenses: 20 Selling and marketing, net 49,612 General and administrative, net 41,659 Research and development, net 4,378 Acquisition, integration and restructuring (income) costs, net 22 (633) 95,016 Profit from operating activities 39,400 Net finance costs 21 48,477 48,477 Loss before income taxes (9,077) Income taxes (recovered) 16 Current 2,427 Deferred (4,700) (2,273) Net loss from continuing operations $ (6,804) Net income from discontinued operations, net of tax 28 743,305 Net income $ 736,501 Other comprehensive income, net of tax Item that may be reclassified subsequently to net income Foreign currency translation adjustment 19,675 Foreign currency translation adjustment – Discontinued operations 8,914 Total other comprehensive income $ 765,090 The accompanying notes are an integral part of these consolidated financial statements.

3 EDDYFI HOLDING INC. Consolidated Statement of Changes in Shareholders’ Equity (In thousands of US dollars) For the year ended December 31, 2025 Note Share capital Contributed surplus Retained earnings (Deficit) Accumulated other comprehensive loss Total shareholders’ equity Balance as at December 31, 2024 $ 291,615 $ 10,279 $ (231,856) $ (37,513) $ 32,525 Net income - - 736,501 - 736,501 Other comprehensive - - - 19,675 19,675 Other comprehensive income of discontinued operations - - - 8,914 8,914 Repurchase of share-based compensation - (4,530) (27,228) - (31,758) Share-based compensation 18 - 500 - - 500 Conversion of Preferred Shares 13 86,714 - - - 86,714 Conversion of Shareholders convertible debenture 14 36,968 - - - 36,968 Share capital repurchased 17 (173,808) - (452,333) - (626,141) Balance as at December 31, 2025 $ 241,489 $ 6,249 $ 25,084 $ (8,924) $ 263,898 The accompanying notes are an integral part of these consolidated financial statements.

4 EDDYFI HOLDING INC. Consolidated Statement of Cash Flows (In thousands of US dollars) For the year ended December 31, 2025 Note 2025 Cash provided by (used in): Operating activities Net income $ 736,501 Adjustments for: Depreciation of property and equipment 8,881 Depreciation of right-of-use assets 5,445 Amortization of intangible assets 41,070 Income taxes expense 180 Net finance costs 51,273 Share-based compensation 500 Gain on sale of discontinued operations, after tax 28 (734,194) Change in fair value of contingent consideration (955) Net change in non-cash working capital items 23 2,896 Non-current tax credits receivable 2,184 Non-current trade receivables 170 Other non-current liabilities (611) Non-current deferred revenues (1,159) Income taxes paid (5,869) 106,312 Investing activities: Business acquisitions, net of cash 4 (24,358) Payment of contingent consideration (15,719) Proceeds from sales of investment in equity 2,060 Acquisition of property and equipment (6,166) Proceeds from debt from related party 29 4,583 Proceeds from disposition of discontinued operations, net of cash disposed 28 1,143,971 Acquisition of intangible assets (19,760) Proceeds from sales of property and equipment 122 1,084,733 Financing activities: Proceeds from long-term debt 368,000 Repayment of Class A preferred shares 13 (86,714) Distribution to shareholders 13,17 (539,427) Transaction costs related to long-term debt (1,528) Finance costs paid (97,519) Repayment of long-term debt 14 (807,206) Payment of lease liabilities (7,195) Net cash settlement of stock options 18 (31,758) (1,203,347) Effect of movements in exchange rates on cash 908 Net change in cash (11,394) Cash, net of bank overdraft, beginning of year 30,636 Cash, net of bank overdraft, end of year 11 $ 19,242 The notes are an integral part of these consolidated financial statements.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 5 1. Reporting entity: Eddyfi Holding Inc. (formerly known as Previan Holding Inc.) (the “Company”) was incorporated under the Quebec Business Corporations Act on May 23, 2025. The Company’s head office is located at 3425 Pierre-Ardouin Street, Québec, Québec, Canada. On June 2, 2025, Previan Holding and its wholly owned subsidiary Previan Technologies amalgamated, with the surviving entity, Previan Holding Inc., ultimately renamed Previan Technologies Inc. On June 3, 2025, Previan Technologies Inc. sold its NDT Global operations, which included the NDT Global and TSC Subsea cash-generating units. The legal entities within the NDT Global operations are referred to as “Discontinued operations”. On June 4, 2025, all shareholders of Previan Technologies Inc. transferred all their shares of Previan Technologies Inc. to Eddyfi Holding Inc., a newly created entity, in consideration for the issuance of equivalent shares of Eddyfi Holding Inc. The Company is an industrial technology group providing advanced diagnostic technologies to ensure the health of infrastructure and critical asset. The principal geographic markets for the Company’s products are North America, Europe, Latin America and Asia. 2. Basis of preparation: (a) Statement of compliance: The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), except for the fact that the consolidated financial statements are not presented in accordance with International Accounting Standard 1 – Presentation of Financial Statements, as they do not include comparative figures, which constitute a departure from IFRS Accounting Standards. The issuance of the consolidated financial statements was authorized by the Board of Directors on August 5, 2026. (b) Basis of measurement: The consolidated financial statements have been prepared on the historical cost basis, except for the following: - Identifiable assets acquired and liabilities assumed through business combinations measured at fair value (Note 4); - Contingent consideration payable that is measured at fair value (Note 26); - Derivative financial instruments that are measured at fair value (Note 26); - Share-based compensation transactions which are measured pursuant to IFRS 2, Share-based Payment (Note 18).

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 6 2. Basis of preparation (continued): (c) Functional currency: These consolidated financial statements are presented in US dollars, which is the functional currency of the parent company. All financial information is presented in US dollars and has been rounded to the nearest thousand, unless otherwise indicated. (d) Use of estimates and judgments: The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected. The most critical judgments and significant estimates and assumptions in applying the accounting policies are described below: (i) Impairment testing of goodwill: Significant management estimates are required to determine recoverable amount of a cash-generating unit (“CGU”) to which goodwill is allocated. Estimates of fair value, selling costs or the discounted future cash flows related to the CGUs are required. Differences in estimates could affect whether goodwill is in fact impaired and the dollar amount of that impairment. (ii) Business combination: The determination of fair value associated with identifiable intangible assets and share capital consideration issued following a business combination requires management to make assumptions. More specifically, this is the case when the Company calculates fair values using appropriate valuation techniques, which are generally based on a forecast of expected future cash flows for intangible assets, and on a replacement cost approach, an income-based approach and/or a market-based approach for property and equipment. These valuations are closely related to the assumptions made by management about the future return on the related assets and the discount rate applied. Significant changes to these assumptions could significantly change the fair values associated with identifiable intangible assets following a business combination, which would impact the amortization expense.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 7 2. Basis of preparation (continued): (d) Use of estimates and judgments (continued): (iii) Revenue recognition: The Company is required to make estimates that affect the amount of revenue from contracts with customers, including estimating the stand-alone selling prices of products and services. For bundled arrangements, the Company accounts for individual products and services when they are separately identifiable and the customer can benefit from the product or service on its own or with other readily available resources. The total arrangement consideration is allocated to each product or service included in the contract with the customer based on the expected cost-plus-margin approach to determine stand-alone selling prices. For contracts where revenue is recognized over time using the cost input method, the Company applies judgment in estimating the work performed to date as a proportion of the total work to be performed. Management conducts monthly reviews of its estimated costs to complete as well as its revenue and margins recognized, on a contract-by-contract basis. The impact of any revisions in cost and revenue estimates is reflected in the period in which the need for a revision becomes known. 3. Material accounting policies: (a) Basis of consolidation: (i) Business combinations: The Company accounts for business combinations using the acquisition method when control is transferred to the Company and their operating results are included in the consolidated financial statements as of the acquisition date. The consideration transferred in the acquisition is measured at fair value, as are the identifiable net assets acquired. Any gain on a bargain purchase is recognized in profit or loss immediately. Restructuring, transaction costs other than those associated with the issue of debt or equity securities, and other direct costs of a business combination are not considered part of the business acquisition transaction and are expensed as incurred. Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured, and settlement is accounted for within equity. Otherwise, other contingent consideration is remeasured at fair value at each reporting date and subsequent changes in the fair value of the contingent consideration are recognized in profit or loss as acquisition, integration and restructuring cost.

EDDYFI HOLDING INC.
Notes to Consolidated Financial Statements
(In thousands of US dollars)

For the year ended December 31, 2025

3. Material accounting policies (continued):

(a) Basis of consolidation (continued):

(i) Business combinations (continued):

If the initial accounting for the business combination is incomplete when the consolidated financial statements are issued for the period during which the acquisition occurred, the Company records provisional amounts for the items for which measurement is incomplete. Adjustments resulting from the completion of the measurement will be reflected as adjustments to the assets acquired and liabilities assumed during the measurement period, and the adjustments must be applied retroactively. The measurement period is the period from the acquisition date to the date on which the Company has received complete information on the facts and circumstances that existed as of the acquisition date.

(ii) Subsidiaries:

The consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. The following table presents the material subsidiaries of the Company:

Subsidiary	Jurisdiction of incorporation	Subsidiary	Jurisdiction of incorporation
Previan Technologies Inc.	Canada	Senceive Australia Pty Ltd	Australia
Eddyfi Canada Inc.	Canada	Zetec Inc.	US
Eddyfi Europe S.A.S.	France	Senceive Limited	UK
Eddyfi Corp.	US	Zetec Korea Inc	US
Eddyfi International FZE	UAE	Sisgeo S.r.l.	Italy
Eddyfi UK Ltd.	UK	Eddyfi Germany GmbH	Germany
Eddyfi Africa PTY Ltd	South Africa	Eddyfi Tecnologias E Solucoes Ltda	Brazil
Eddyfi Singapore Pte Ltd	Singapore	Huggenberger AG Pysik. Instrum	Switzerland
Eddyfi China Co. Ltd	China	Sisgeo Latinoamérica S.A.S	Colombia
Eddyfi Robotics Inc.	Canada	Eddyfi Italy S.r.l.	Italy
Pavemetrics Systems Inc.	Canada		

All intercompany transactions and balances were eliminated upon consolidation.

8

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 9 3. Material accounting policies (continued): (b) Financial instruments: (i) Classification and subsequent measurement: The Company has classified its financial instruments as follows: Measurement Financial assets: Cash Amortized cost Trade and other receivables Amortized cost Non-current trade receivables Amortized cost Financial liabilities: Bank overdraft Amortized cost Trade and other payables Amortized cost Other current liabilities Amortized cost Contingent consideration payable FVTPL Other non-current liabilities Amortized cost Derivative financial instruments FVTPL Long-term debt Amortized cost Preferred shares Amortized cost (ii) Derivatives financial instruments: Hybrid financial instruments issued by the Company, which consists of convertible Class A preferred shares and convertible debentures, are comprised of debt instrument that include an embedded derivative that is required to be separated and accounted for separately. When the economic characteristics and risks of an embedded derivative are not closely related to the host contract, the Company accounts for the embedded derivative separately from the host contract, unless the hybrid contract is designated as measured at fair value with changes in fair value recognised in profit or loss. The Company has not designated hybrid financial instruments at fair value. As such, the embedded derivatives are recorded separately at fair value, with any changes in fair value recorded in profit or loss. Upon initial recognition of a hybrid financial instrument, the fair value of the embedded derivative is determined first and the residual value is assigned to the debt host liability.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 10 3. Material accounting policies (continued): (b) Financial instruments (continued): (ii) Derivatives financial instruments (continued): Some of the debt instruments issued by the Company can be settled using a variable number of the Company’s shares, at the option of the debt holders subject to the occurrence of a liquidity event or after specified dates set in the agreements. Under the terms of the contracts, the Company has an obligation to deliver a number of its own equity instruments that varies so that the total fair value of the equity instruments delivered is equal to a predetermined amount that varies solely based on passage of time. Depending on the timing of the liquidity event, the holder has the right to put back the instrument at an exercise price that is not is approximately equal on each exercise date to the amortized cost of the host debt instrument. As a result, the put option is not closely related to the host contract and is accounted separately as a derivative. The debt host instrument is accounted for at amortized cost using the effective interest method. If there is a change in the timing or amount of estimated cash flows, then the amortised cost of the financial liability is adjusted in the period of change to reflect the actual and revised estimated cash flows. A corresponding income or expense is recognised in profit or loss. The revised amortised cost of the financial liability is recalculated by discounting the revised estimated future cash flows at the instrument's original effective interest rate. On conversion of a convertible instrument that is a compound instrument at maturity, the Company derecognises the liability component that is extinguished when the conversion feature is exercised and recognises the same amount as equity. The carrying amount of the liability on conversion is reclassified to equity and no gain or loss is recognised on conversion (iii) Impairment of financial assets and contract assets: The Company recognizes loss allowances for expected credit losses (“ECLs”) on financial assets measured at amortized cost and contract assets. Loss allowances for trade receivables and contract assets are measured using the simplified approach at an amount equal to lifetime ECLs.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 11 3. Material accounting policies (continued): (c) Inventories: Inventories consist of raw materials, work in progress and finished goods and are valued at the lower of cost and net realizable value. Cost includes purchase, conversion and other costs incurred in bringing the inventories to their present location and condition. The cost of inventories is based on the first-in, first-out principle. Net realizable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. (d) Property and equipment: Items of property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Depreciation is recognized in profit or loss on a straight-line basis over the estimated useful lives. Depreciation is based on the straight-line method and the following periods: Asset Period Office equipment 3 to 10 years Tooling and production equipment 3 to 10 years Inspection equipment 3 to 10 years Demonstration equipment 3 to 5 years Leasehold improvements Term of lease (e) Intangible assets and goodwill: (i) Recognition and measurement: Research and development The Company develops technologies and software that can be sold to customers and that are used in providing integrated technology services to its customers. Expenditure on research activities is recognized in profit or loss as incurred. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to and has sufficient resources to complete development and to use or sell the asset.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 12 3. Material accounting policies (continued): (e) Intangible assets and goodwill (continued): (i) Recognition and measurement: Otherwise, it is recognized in profit or loss as incurred. Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortization and any accumulated impairment losses. Other intangible assets Other intangible assets, including technologies, client relationships, trade names, non-compete agreements, backlogs and software and website that are acquired by the Company have finite useful lives and are measured at cost less accumulated amortization and any accumulated impairment losses. (ii) Amortization: Amortization is calculated to write off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is recognized in profit or loss. Goodwill is not amortized. Amortization is based on the straight-line method and the following periods: Asset Period Technologies 7 to 12 years Client relationships 10 years Finite-lived trade names 5 to 10 years Non-compete agreements 3 years Backlogs 1 year Development costs 4 to 10 years Software and website 3 to 5 years Amortization methods, useful lives and residual values are reviewed at each reporting date and adjusted prospectively, if appropriate.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 13 3. Material accounting policies (continued): (f) Impairment of non-financial assets: At each reporting date, the Company reviews the carrying amounts of its non- financial assets (other than inventories, contract assets and deferred tax assets) to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated. Goodwill is tested annually for impairment on September 30. An impairment loss is recognized if the carrying amount of an asset or a CGU exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. To estimate value in use, management estimates future cash flows from each asset or CGU, which are then discounted using a post-tax discount rate that reflects current market appraisals of the time value of money and of risks of the specific asset. The data used for the impairment tests are directly related to the most recent budget approved by the Company and are adjusted as needed to exclude the impact of future restructuring and improvements to assets. (g) Revenue recognition: The Company’s principal sources of revenue are:  sale of inspection devices using non destructive technologies (NDT) inspection technologies;  access to the Company’s software (either as a perpetual or 1-year to 5-year term license);  service and hardware maintenance plans;  consulting engineering services; and  sale of customized inspection devices. Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control over a good or service to a customer. Agreements that contain multiple deliverables require the Company to determine whether they contain separately identifiable performance obligations and to allocate the consideration received to each performance obligation. Invoices are issued according to contractual terms and are generally payable within 30 to 90 days. Any advance payment received or due in advance of the Company’s performance is recorded as a “deferred revenue” in the consolidated statement of financial position. Most of the Company’s contracts include the following performance obligations:

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 14 3. Material accounting policies (continued): (g) Revenue recognition (continued): (i) Sale of inspection devices: The Company recognizes revenue at a point in time, when it transfers control over the device to a customer. This usually occurs upon delivery of the device. (ii) Access to the Company’s software: The access to the software represents a right to use the Company’s software. When the device is sold with a perpetual access to related software, the device and the perpetual license have to be combined into a single performance obligation since the software is preloaded into the device and is integral to the functionality of the device. The Company generally recognizes revenue for that performance obligation at a point in time in the same manner as for the sale of the device only (see (i)). When the device is sold with a term license that is bundled into a service plan, the term license represents a distinct performance obligation. The Company generally recognizes revenue at a point in time, when it transfers control to the customer. This usually occurs upon delivery of the device or upon renewal of the license. The consideration is allocated using the expected cost-plus-margin approach. (iii) Service and hardware maintenance plans: Service and hardware maintenance plans generally include the following services: calibration, software upgrades, hardware upgrades and extended warranty. The Company generally recognizes revenue overtime on a monthly basis over the term of the contract. The Company applies the practical expedient in paragraph 121 of IFRS 15 and does not disclose information about remaining performance obligations that have original expected durations of one year or less. Remaining performance obligations that have expected durations greater than one year are presented as non-current in the consolidated statement of financial position. (iv) Consulting engineering services: The Company provides a range of risk management support services, through service agreement with its customers. The Company recognizes revenue over time as the services are delivered using the percentage of completion method, which is based on costs incurred to date relative to estimated total costs to be incurred over the agreed service.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 15 3. Material accounting policies (continued): (g) Revenue recognition (continued): (iv) Consulting engineering services (continued): The invoicing terms of these arrangements are generally based on milestones reached over services provided. The differences between the timing of the revenue recognized, which is based on costs incurred, and customer invoicing, which is based on contractual terms, result in changes to contract assets or deferred revenues. (v) Sale of customized inspection devices: The Company is sometimes engaged in developing and manufacturing customized NDT equipment where the equipment is sold to the customers. The performance obligation is satisfied over time as the Company has an enforceable right to payment from customers on performance completed. The Company recognizes revenue as it performs under the arrangement using the percentage of completion method, which is based on costs incurred to date relative to estimated total costs to be incurred over the agreed service. The invoicing terms of these arrangements are generally based on milestones reached over services provided. The differences between the timing of the revenue recognized, which is based on costs incurred, and customer invoicing, which is based on contractual terms, results in changes to contract assets or deferred revenues. (h) Leases: Right-of-use assets and lease liabilities are recognized at the lease commencement date. (i) Right-of-use assets: Right-of-use asset are measured at cost. The cost is based on the initial amount of the lease liability plus initial direct costs incurred, less lease incentives received, if any. The cost of right-of-use assets is periodically reduced by amortization expenses and impairment losses, if any, and adjusted for certain remeasurements of the lease liability. Right-of-use assets are amortized to reflect the expected pattern of consumption of the future economic benefits which is based on the lesser of the useful life of the asset or the lease term using the straight-line method. The lease term includes the renewal option only if it is reasonably certain to be exercised.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 16 3. Material accounting policies (continued): (h) Leases (continued): (ii) Finance lease liabilities: The finance lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. Generally, the Company uses its incremental borrowing rate as the discount rate. The finance lease liability is subsequently measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, if the Company changes its assessment of whether it will exercise a purchase, extension or termination option or if there is a revised in-substance fixed lease payment. The Company has elected not to recognize right-of-use assets and finance lease liabilities for leases of low-value assets and short-term leases. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term. (i) Investment tax credits and other government grants: The Company incurs research and development expenditures which are eligible for scientific research and experimental development (“SR&ED”) tax credits. Refundable investment tax credits are recorded as SR&ED tax credits profit or loss when there is reasonable assurance that the credits will be realized. Non-refundable SR&ED tax credits, which are deductible against income taxes otherwise payable, are recorded in income as a reduction of the related research and development expenses when there is reasonable assurance that the credits will be realized. The SR&ED tax credits recorded are based on management’s best estimate of amounts expected to be recovered and are subject to audit by taxation authorities. To the extent that actual SR&ED tax credits differ from the estimate, those differences are recorded in the period of assessment by taxation authorities as an adjustment of the items to which they relate. (j) Share-capital When the shares are cancelled, the difference between the consideration paid and the average stated value of the shares purchased for cancellation is recorded to the deficit.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 17 3. Material accounting policies (continued): (k) Share-based payment: The Company has a share-based compensation plan, which is described in Note 18. The grant-date fair value of equity-settled share-based payment arrangements granted to employees is generally recognized as an expense, with a corresponding increase in equity, over the vesting period of the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service conditions are expected to be met, such that the amount ultimately recognized is based on the number of awards that meet the related service conditions at the vesting date. (l) New standards and interpretations not yet adopted: A number of new standards are effective for annual periods beginning after January 1, 2025 and earlier application is permitted; however, the Company has not early adopted the new or amended standards in preparing these consolidated financial statements. The Company is currently evaluating the impact of the new or amended standards on its consolidated financial statements. (i) IFRS 18 Presentation and Disclosure in Financial Statements: IFRS 18 will replace IAS 1 Presentation of Financial Statements and will apply for annual reporting periods beginning on or after January 1, 2027. The new standard introduces the following key new requirements:  Entities are required to classify all income and expenses into five categories in the statement of profit or loss, namely the operating, investing, financing, discontinued operations, and income tax categories. Entities are also required to present a newly defined operating profit subtotal. Entities’ net profit will not change.  Management-defined performance measures (MPMs) are disclosed in a single note in the financial statements.  Enhanced guidance is provided on how to group information in the financial statements. In addition, all entities presenting operating cash flows using the indirect method will be required to use operating profit as the starting point for the statement of cash flows. The Company is still in the process of assessing the impact of the new standard.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 18 3. Material accounting policies (continued): (l) New standards and interpretations not yet adopted (continued): (ii) Other accounting standards: The following amended standards are not expected to have a significant impact on the Company’s consolidated financial statements.  Lack of Exchangeability (Amendments to IAS21)  Classification and Measurement of Financial Instruments (Amendments to IFRS 9 and IFRS7)

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 19 4. Business acquisitions: During the year ended December 31, 2025: (a) Sisgeo: On June 6, 2025, the Company, through its wholly owned subsidiary Eddyfi Italy S.r.l., acquired 100% of the outstanding shares of Sisgeo S.r.l. and certain of its subsidiaries, including Sisgeo Latinoamérica S.A.S., Sisgeo Germany GmbH and Huggenberger AG Physik Instrumente (collectively “Sisgeo”). The acquisition was completed pursuant to a sale and purchase agreement dated February 14, 2025, for a total consideration of approximately €26.2 million, consisting of a cash consideration paid at closing and a contingent consideration in the form of an earn- out arrangement contingent upon the future financial performance of the acquired business over the first 6-month period, with a maximum amount of €2.5 million to be paid on February 2026. Sisgeo develops, manufactures and sells high-precision geotechnical and structural monitoring instrumentation. This acquisition supports the Group’s acquisition strategy by strengthening its technology offering, expanding its geographic footprint and enhancing its position within the Eddyfi business unit and related cash- generating unit (“CGU”). The acquisition date corresponds to the date on which control was obtained, being June 6, 2025. Acquisition-related costs incurred in connection with the transaction were expensed as incurred and recorded under acquisition, integration and restructuring costs in profit or loss for the year ended December 31, 2025. Goodwill arising from this acquisition primarily relates to expected synergies, future growth opportunities and the assembled workforce of Sisgeo, which do not qualify for separate recognition as identifiable intangible assets. Goodwill is allocated entirely to the Eddyfi CGU and is not deductible for tax purposes. The consideration transferred for the acquisition consists of cash paid at closing and contingent consideration in the form of an earn-out arrangement. The earn-out is contingent upon the achievement of defined gross profit targets for the period from the acquisition date to December 31, 2025 and is payable in March 2026. The fair value of the contingent consideration was recognized as part of the purchase price at the acquisition date. The following table summarizes the final allocation of the purchase price to the identifiable assets acquired and liabilities assumed at their estimated fair values at the acquisition date. The purchase price allocation is based on management’s best estimates and the valuation work performed by independent valuation specialists.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 20 4. Business acquisitions (continued): Sisgeo (continued): Assets acquired: Cash $ 2,793 Trade and other receivables 5,281 Income taxes receivable 17 Tax credit receivable 49 Inventories 5,251 Prepaid expenses 287 Right-of-use assets 1,330 Property, plant and equipment 1,040 Intangible assets: Technologies 7,210 Client relationships 3,662 Finite-lived trade names 652 Non-compete agreement 252 Backlogs 172 Software and website 30 Goodwill 11,118 Investment in equity instrument 2,060 41,204 Liabilities assumed: Trade and other payables 6,076 Income tax payable 185 Deferred revenues 40 Finance lease liabilities 1,331 Other non-current liabilities 34 Deferred tax liabilities 3,333 10,999 Total identifiable net assets $ 30,205 Total consideration: Cash paid $ 27,151 Contingent consideration payable 3,054 $ 30,205 If the acquisition had occurred on January 1, 2025, management estimates that consolidated revenue would have been $248,506, and consolidated net income from continuing operations would have been $(4,794) for the period ended December 31, 2025.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 21 5. Trade and other receivables: 2025 Trade accounts receivable $ 59,143 Sales taxes recoverable 2,920 Other receivables 226 Trade receivables – companies controlled by a shareholder having significant influence over the Company 4,636 $ 66,925 6. Inventories: 2025 Raw materials $ 37,847 Work in progress 4,190 Finished goods 10,917 $ 52,954 The amount of inventories included in cost of sales is $43,880 for the year ended December 31, 2025. Write-downs to net realizable value due to slow moving inventories amounted to $1,311. These were recognized as an expense during the year within cost of sales.

EDDYFI HOLDING INC.
Notes to Consolidated Financial Statements
(In thousands of US dollars)

For the year ended December 31, 2025

7. Property and equipment:

	Office equipment	Tooling and production equipment	Inspection equipment	Demonstration equipment	Leasehold improvements	Total
Cost:						
Balance as at December 31, 2024	14,523	9,680	81,090	4,971	5,721	115,985
Additions	656	484	4,061	608	357	6,166
Disposals	9	(149)	(301)	(1)	-	(442)
Acquisitions through business combinations (note 4)	213	664	-	-	163	1,040
Discontinued operations	(8,749)	(3,016)	(95,263)	(18)	(4,425)	(111,471)
Effect of foreign exchange differences	691	318	10,413	248	279	11,949
Balance as at December 31, 2025	$ 7,343	$ 7,981	$ -	$ 5,808	$ 2,095	$ 23,227
Accumulated depreciation:						
Balance as at December 31, 2024	9,380	5,812	44,230	4,407	2,869	66,698
Depreciation expense	1,440	1,157	5,556	453	275	8,881
Disposals	-	(19)	(301)	-	-	(320)
Discontinued operations	(5,805)	(2,131)	(55,967)	(18)	(2,208)	(66,129)
Effect of foreign exchange differences	412	201	6,482	218	80	7,393
Balance as at December 31, 2025	$ 5,427	$ 5,020	$ -	$ 5,060	$ 1,016	$ 16,523
Carrying amounts:						
Balance as at December 31, 2025	$ 1,916	2,961	$ -	$ 748	$ 1,079	$ 6,704

As at December 31, 2025, the carrying amount of property and equipment in the course of its construction is nil and this amount is classified as inspection equipment.

22

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 23 8. Right-of-use assets: Note Buildings Vehicles Total Balance as at December 31, 2024 $ 47,151 $ 310 $ 47,461 Acquisitions through business combinations 4 1,330 - 1,330 Additions 650 271 921 Depreciation expense (5,296) (149) (5,445) Derecognition of right-of-use assets (9) - (9) Discontinued operations (11,876) (255) (12,131) Effect of foreign exchange differences 999 18 1,017 Balance as at December 31, 2025 $ 32,949 $ 195 $ 33,144

EDDYFI HOLDING INC.

Notes to Consolidated Financial Statements
(In thousands of US dollars)

For the year ended December 31, 2025

9. Intangible assets:

	Technologies	Client relationships	Finite-lived trade names	Non-compete agreements	Backlogs	Development costs	Software and website	Total
Cost:								
Balance as at December 31, 2024	$ 174,575	$ 215,318	$ 41,635	$ 2,554	$ 29,746	$ 72,211	$ 21,651	$ 557,690
Acquisitions through business combinations (note 4)	7,210	3,662	652	252	172	-	30	11,978
Additions	-	-	-	-	-	18,654	1,106	19,760
Discontinued operations	(93,167)	(90,075)	(29,595)	(225)	(24,564)	(41,076)	(13,936)	(292,638)
Effect of foreign exchange differences	11,237	5,781	1,607	114	192	5,667	1,402	26,000
Balance as at December 31, 2025	$ 99,855	$ 134,686	$ 14,299	$ 2,695	$ 5,546	$ 55,456	$ 10,253	$ 322,790

	Technologies	Client relationships	Finite-lived trade names	Non-compete agreements	Backlogs	Development costs	Software and website	Total
Accumulated amortization:								
Balance as at December 31,	$ 74,893	$ 81,397	$ 18,194	$ 1,593	$ 29,746	$ 14,261	$ 12,577	$ 232,661
Amortization expense	13,818	16,987	2,718	420	176	4,657	2,294	41,070
Discontinued operations	(51,468)	(47,122)	(15,394)	(225)	(25,447)	(5,747)	(7,556)	(152,959)
Effect of foreign exchange differences	5,958	2,670	766	85	1,071	1,181	612	12,343
Balance as at December 31, 2025	**$ 43,201**	**$ 53,932**	**$ 6,284**	**$ 1,873**	**$ 5,546**	**$ 14,352**	**$ 7,927**	**$ 133,115**
Carrying amounts:								
Balance as at December 31, 2025	$ 56,654	$ 80,754	$ 8,015	$ 822	$ -	$ 41,104	$ 2,326	$ 189,675

24

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 25 10. Goodwill: Note 2025 Balance, beginning of year $ 487,328 Discontinued operations 28 (163,659) Acquisitions through business combinations 4 11,118 Effect of foreign exchange differences 11,558 Carrying amount $ 346,345 On June 4, 2025, the Company announced a strategic realignment of its industrial technology platforms and disposed of its NDT Global Operations, which included NDT Global and TSC Subsea previous CGUs. The goodwill of $11,118 resulting from the acquisition of Sisgeo on June 6, 2025, has been allocated to the Eddyfi technologies CGU. As at December 31, 2025, the Company has one remaining CGU. Following its annual impairment test performed on September 1, 2025, the Company concluded that the recoverable amount of the CGU was greater than its carrying amount and, accordingly, no impairment loss was recognized for the year ended December 31, 2025. The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from both external and internal sources. The future cash flows include estimated sales volumes and growth rate, cost of sales, selling expense, general and administrative expense, research and development expense, and the terminal value. Beyond five years, cash flows are extrapolated using perpetual increasing or decreasing rates, which are not greater than those forecasted for specific markets in which the group of CGUs operates. No reasonable possible change in any of the above key assumptions would cause the carrying value of its CGU to exceed its recoverable amount. 2025 Risk-adjusted discount rate: Eddyfi Technologies 12.5% Terminal value growth rate: Eddyfi Technologies 2.5%

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 26 11. Bank overdraft: 2025 Cash in the consolidated statement of financial position $ 19,932 Bank overdraft repayable on demand and used for cash management purposes (690) Cash, net in the consolidated statement of cash flows $ 19,242 12. Trade and other payables: 2025 Trade accounts payable $ 9,517 Government remittances 3,023 Accrued interest 1,006 Salaries payable 11,203 Accrued liabilities 5,801 Trade payables – companies controlled by a shareholder having significant influence over the Company 1,913 $ 32,463 13. Preferred shares: Class A Preferred shares were issued to shareholders having significant influence over the Company, bearing a fixed cumulative dividend of 14.5%. The holders had the option, at their discretion, to convert the amounts due into Class A common shares at a conversion price equal to fair market value less a discount ranging between 15% and 17.5%, depending on the date of conversion. On June 4, 2025, all the Class A preferred shares were converted. 15,641,104 were converted to Class A series 6 common shares and 15,641,104 were converted to Class A Series 10 common shares both using the applicable discount of 15%.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 27 13. Preferred shares (continued): On June 4, 2025, a shareholder having significant influence over the Company exchanged at fair value, 211,620,117 Class A Series 6 common shares share for 62,444,536 Class C Preferred voting shares, redeemable and retractable for $2.7290082 per share, and 149,175,581 Class C Shares Series 6. Subsequently, the shareholder redeemed all Class C Preferred shares for a cash consideration of $170,411 (see note 17) which include a share premium of 113,393. Balance as at December 31, 2024 81,596 Share exchange of Class A Series 6 for Class C Preferred shares, at fair value $170,411 170,411 Redemption of Class C Preferred shares (170,411) Accretion of Interest 5,118 Class A Preferred shares conversion to equity (note 17) (86,714) Balance as at December 31, 2025 $ - 14. Long-term debt: 2025 Term loan of $200,000 (i) $ 198,391 Revolving credit facility (ii) 110,000 Term loan of $220,000 (iii) - Subordinated debt of $25,000 (iii) - Delayed Draw Term Loan of $500,000 (iii) - Deeply subordinated debt of $30,000 (iii) - Deeply subordinated convertible debenture of $30,000 (iii) - Subordinated debt of $45,000 (iii) - Deeply subordinated debt of $22,500 (iii) - Deeply subordinated convertible debenture of $22,500 (iii) - Convertible Series B debentures from shareholders having significant influence over the Company of $22,500 (iv) - Other 358 308,749 Current portion of long-term debt 19,456 $ 289,293

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 28 14. Long-term debt (continued): (i) Term loan facility of $200,000, net of transaction costs, bearing interest at the borrower’s option at either the SOFR rate plus a margin determined based on the Company’s debt leverage ratio, or the U.S. base rate plus a margin determined based on the debt leverage ratio, and maturing on June 4, 2027. The term loan facility was available by way of a single draw and is not re-borrowable. Principal is repayable in quarterly instalments equal to 0.25% of the original principal for the first four full quarters following the closing date and 0.625% of the original principal thereafter, with the remaining balance payable at maturity. For SOFR-based borrowings, a credit interest spread applies of 0.10% for a selected one-month interest period, 0.15% for a selected three-month interest period and 0.25% for a selected six-month interest period. As at December 31, 2025, the term loan bear interest at adjusted term SOFR plus the applicable margin determined in accordance with the leverage-based pricing grid. (ii) Available revolving credit facility of $200,000, net of transaction costs, maturing on June 4, 2027. The revolving credit facility is available through advances (i) in Canadian dollars, by way of prime rate loans, term CORRA loans, daily compounded CORRA loans and letters of credit; (ii) in U.S. dollars, by way of U.S. base rate loans, SOFR loans and letters of credit; and (iii) in other currencies, by way of letters of credit, at the discretion of the issuing lender. The revolving credit facility bears interest, as appropriate and depending on the currency, at (i) the Canadian dollar prime rate or U.S. base rate, plus a margin determined based on the Company’s debt leverage ratio, or (ii) the SOFR or CORRA rate, plus a margin determined based on the debt leverage ratio. In addition, a quarterly stand-by fee is payable on the undrawn portion of the revolving credit facility at an annual rate determined based on the Company’s debt leverage ratio. The revolving credit facility also permits the issuance of letters of credit, subject to customary conditions. Both the term loan facility and the revolving credit facility are secured by a first-ranking lien on all of the Company’s present and future assets. (iii) On June 4, 2025, the Company repaid in full the Delayed Draw Term Loan, subordinated debts, deeply subordinated debts and deeply subordinated convertible debts together with accrued interest.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 29 14. Long-term debt (continued): (iv) On June 4, 2025, the holders of the convertible Series B debenture converted the principal and accrued interest in consideration for the issuance of 6,029,833 Class A Shares, Series 6, 6,088,848 Class A Shares, Series 10 and 1,217,770 Class A Shares, Series 7 for a total of $36,968 (refer to note 17). Principal repayments required on all long-term debt for the next two years are due as follows: 2026 $ 19,456 2027 289,293 $ 308,749 As at December 31, 2025, an amount of $1,260 of letters of credit is outstanding under the revolving credit facility. For each day during which the letters of credit are outstanding, a fee is payable to the lenders at an annual rate ranging from 2.00% to 4.75%, depending on the debt leverage ratio. Under the term loan and revolving credit facility agreement, the Company has committed to comply with certain financial conditions and ratios on a consolidated basis. As at December 31, 2025, the Company was in compliance with these covenants. The reconciliation of movements of long-term debt to cash flows arising from financing activities is as follows: Balance as at December 31, 2024 834,715 Cash provided by (used in) financing activities: Proceeds from long-term debt 368,000 Repayment of long-term debt to shareholders having significant influence over the Company (807,206) Finance cost paid on long-term debt 60,042 Capitalised transaction costs (1,528) Non-cash changes: Accretion of interest 11,732 Conversion convertible Series B debenture from shareholders (note 17) (36,968) Effect of foreign exchange difference 46 Balance as at December 31, 2025 $ 308,749

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 30 15. Finance lease liabilities: The Company entered into lease arrangements for the use of office space and vehicles. The incremental borrowing rates used to discount the leases vary between 1.59% and 9.51%. Note 2025 Balance, beginning of year $ 50,214 Acquired through business combinations 4 1,331 New leases 921 Payment of lease liabilities (7,195) Interest expense on lease liabilities 3,260 Discontinued operations 28 (13,552) Effect of foreign exchange differences 2,308 Balance, end of year 37,287 Current portion of finance lease liabilities 2,530 Non-current portion of finance lease liabilities $ 34,757 The contractual repayments for the next five years and thereafter are due as follows: 2026 $ 5,203 2027 4,905 2028 4,857 2029 4,607 2030 4,215 Thereafter 37,898 $ 61,685

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 31 15. Finance lease liabilities (continued): The amounts recognized in profit or loss of continuing operations are as follows: 2025 Depreciation of right-of-use assets $ 5,445 Interest on lease liabilities 3,260 Expenses relating to leases of low-value assets 101 $ 8,806 The cash outflow for leases recognized in the consolidated statement of cash flows is as follows: 2025 Operating activity: Cash outflow for interest portion of lease liabilities, included within net finance cost $ (3,260) Financing activity: Cash outflow for capital portion of lease liabilities (3,935) Total cash outflow related to leases $ (7,195)

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 32 16. Income taxes: The provision for income taxes differs from the amount computed by applying the Canadian federal and provincial statutory rates to the income before income taxes. The reason for the difference and related tax effects are as follows: 2025 Loss before income taxes $ (9,077) Canadian corporate tax rate 26.50% Income tax recovery based on the above rate (2,405) Tax effect from: Difference in statutory income tax rate of foreign subsidiaries (439) Adjustments in relation to the prior year (878) Change in unrecognized temporary differences (509) Non-deductible items and other permanent differences 2,550 Change in tax legislation (630) Other 38 Income tax expense (recovery) $ (2,273) The following table presents components of the income tax expense (recovery): 2025 Current tax expense: Current tax expense $ 2,387 Adjustments in relation to prior years 40 2,427 Deferred tax recovery: Deferred income tax recovery recognized in the year (3,782) Adjustments in relation to prior years (918) (4,700) Income tax expense (recovery) $ (2,273)

EDDYFI HOLDING INC.

Notes to Consolidated Financial Statements
(In thousands of US dollars)

For the year ended December 31, 2025

16. Income taxes (continued):

The amounts recognized in the consolidated statement of financial position are as follows:

		2025
Deferred tax assets	$	1,219
Deferred tax liabilities		(38,032)
	$	(36,813)

Deferred tax balances for which a right of offset exists within the same entity and jurisdiction are presented net in the consolidated statement of financial position as permitted by IAS 12, Income Taxes.

Movement of deferred tax assets and liabilities

	December 31, 2024	Recognized in net loss	Discontinued operations (P&L)	Discontinued operations (BS)	Business combination	Net foreign exchange difference	December 31, 2025
Property and equipment	$ (196)	$ (619)	$ 624	$ (724)	$ -	$ 41	$ (874)
Right-of-use assets	(11,756)	444	-	2,937	-	-	(8,375)
Intangible assets and goodwill	(65,039)	6,572	631	25,557	(3,333)	(2,692)	(38,304)
Income tax credit	(1,095)	(127)	(184)	41	-	(32)	(1,397)
Non-capital losses	6,844	(621)	(1,674)	(2,864)	-	449	2,134
Finance lease liabilities	12,478	254	-	(3,345)	-	-	9,387
Deferred revenues	992	(104)	-	(1,027)	-	139	-
Non deductible interests	4,107	(294)	(2,955)	(304)	-	43	597
Trade and other payables	1,642	(59)	-	(947)	-	152	788
Other	424	(746)	(136)	198	-	(509)	(769)
	$ (51,599)	$ 4,700	$ (3,694)	$ 19,522	$ (3,333)	$ (2,409)	$ (36,813)

33

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 34 16. Income taxes (continued): Unrecognized deferred income tax assets on temporary deductible differences and unused tax losses are as follows: 2025 Temporary deductible differences $ 1,580 $ 1,580 Recognized and unrecognized tax losses including expiration date: 2025 Canada Local Other jurisdictions Recognized $ 7,766 2,678 3,297 Non recognized - - - 7,766 2,678 3,297 Expiration date 2028 - - 276 2029 - - 925 2043 1,712 - - 2044 6,054 2,678 - No expiration 2,096 $ 7,766 2,678 3,297 As at December 31, 2025, no deferred tax liability was recognized for temporary differences arising from investment in subsidiaries because the Company controls the decisions affecting the realization of such liabilities and it is probable that the temporary differences will not reverse in the foreseeable future.

EDDYFI HOLDING INC.
Notes to Consolidated Financial Statements
(In thousands of US dollars)

For the year ended December 31, 2025

17. Share capital:

Authorized :

As at December 31, 2025, the Eddyfi Holding Inc.'s authorized share capital consisted of an unlimited number of Class A common shares, issuable in 15 series, numbered Series 1 through 15, voting and participating and without par value.

The following table represents the number of shares issued and share capital by class of shares of Eddyfi Holding:

	Number of shares		2025
Class A Series 1	1,580,436	$	1,442
Class A Series 2	31,359		29
Class A Series 3	34,804,501		31,780
Class A Series 4	25,212,901		23,023
Class A Series 5	1,089,398		995
Class A Series 6	63,788,629		58,247
Class A Series 7	116,098,474		114,729
Class A Series 8	46,921,320		6,481
Class A Series 9	32,322,404		3,123
Class A Series 10	900,726		1,640
	322,750,148	$	241,489

During the year ended December 31, 2025, the following transactions occurred:

On June 3, 2025, as part of a corporate reorganization, Previan Holding and its wholly owned subsidiary Previan Technologies amalgamated, with the surviving entity, Previan Holding Inc. ultimately renamed Previan Technologies Inc. Previan Technologies Inc.. amends its articles to create an unlimited number of Class C common shares, issuable in 6 series, numbered Series 1 through 6, voting and participating and without par value.

On June 4, 2025, the Company issued a note payable on demand in the amount of $225,643 to a shareholder having significant influence over the Company in exchange for cancellation of 78,109,980 Class A Serie 10 shares of the Company and subsequently repaid the note payable for a cash consideration of $225,643. The transaction resulted in a share buyback premium of $148,454 recorded in retained earnings.

35

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 36 17.Share capital (continued): On June 4, 2025, the Company repurchased and cancelled a total of 283,193 Class C Series 1 shares, 5,619 Class C Series 2 shares, 6,236,488 Class C Series 3 shares, 4,517,806 Class C Series 4 shares, 195,205 Class C Series 5 shares, and 11,430,046 Class C Series C shares for aggregate cash consideration of $61,862. The transaction resulted in a share buyback premium of $41,163 recorded in retained earnings. On June 4, 2025, the Company repurchased and cancelled a total of 31,658,230 Class A Series 7 shares held by the CEO and shareholder having significant influence over the Company for aggregate cash consideration of $79,600. The transaction resulted in a share buyback premium of $75,240 recorded in retained earnings. On June 4, 2025, the Company repurchased and cancelled 28,156,976 Class A Series 8 shares and 6,490,578 Class AA Series 1 shares for aggregate cash consideration of $88,624. The transaction resulted in a share buyback premium of $74,083 recorded in retained earnings. On June 4, 2025, as part of a corporate reorganization, the shareholders of Previan AmalCo Inc. transferred all of their shares to Eddyfi Holding Inc., a newly created entity, in exchange for newly issued shares of Eddyfi Holding Inc. on a one-for-one basis by class and series. The exchange was completed without cash consideration. The transaction was accounted for as a capital reorganization using the predecessor carrying value method. Accordingly, the assets and liabilities of the transferred business were recognized at their historical carrying amounts. Comparative information has been retrospectively adjusted to present the reorganization as if it had occurred at the beginning of the earliest period presented. Subsequent to the June 4, 2025 capital reorganization, no further changes to share capital occurred during the year ended December 31, 2025. Accordingly, the aggregate carrying amount of share capital as at December 31, 2025 is unchanged from the balance as at June 4, 2025.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 37 17.Share capital (continued): The following table represents the share capital value of Previan Technologies by class of shares as at June 4, 2025: Class A Series 6 Class A Series 7 Class A Series 8 Class A Series 10 Class AA Series 1 Class C Series 1 Class C Series 2 Class C Series 3 Class C Series 4 Class C Series 5 Class C Series 6 Total Balance as at December 31, 2024 $ 133,163 $ 7,465 $ 5,843 $ 131,683 $ 13,461 $ - $ - $ - $ - $ - $ - $ 291,615 Conversion of Preferred Class A Shares 43,357 - - 43,357 - - - - - - - 86,714 Conversion of convertible series B debenture from Shareholders 16,714 3,376 - 16,878 - - - - - - - 36,968 Shares Exchange (193,234) - - - - 1,701 34 37,475 27,148 1,173 68,684 (57,019) Shares repurchase for cancellation - (4,360) (2,720) (77,189) (11,821) (259) (5) (5,695) (4,125) (178) (10,437) (116,789) Balance as at December 31, 2025 $ - $ 6,481 $ 3,123 $ 114,729 $ 1,640 $ 1,442 $ 29 $ 31,780 $ 23,023 $ 995 $ 58,247 $ 241,489

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 38 17.Share capital (continued): The following table represents the activity of issued number of shares of Previan Technologies Inc. for the year ended June 4, 2025: Class A Series 6 Class A Series 7 Class A Series 8 Class A Series 10 Class AA Series 1 Class C Series 1 Class C Series 2 Class C Series 3 Class C Series 4 Class C Series 5 Class C Series 6 Total Balance as at December 31, 2024 189,949,180 77,271,780 60,479,380 172,478,502 7,391,304 - - - - - - 507,570,146 Conversion of Preferred Class A Shares 15,641,104 - - 15,641,104 - - - - - - - 31,282,208 Conversion of convertible series B debenture from Shareholders 6,029,833 1,217,770 - 6,088,848 - - - - - - - 13,336,451 Shares Exchange (211,620,117) - - - - 1,863,629 36,978 41,040,989 29,730,707 1,284,603 75,218,675 (62,444,536) Shares repurchase for cancellation - (31,568,230) (28,156,976) (78,109,980) (6,490,578) (283,193) (5,619) (6,236,488) (4,517,806) (195,205) (11,430,046) (166,994,121) Balance as at December 31, 2025 - 46,921,320 32,322,404 116,098,474 900,726 1,580,436 31,359 34,804,501 25,212,901 1,089,398 63,788,629 322,750,148

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 39 18. Share-based compensation: The Company has three stock option plans to encourage the Company’s indirect ownership of Previan Technologies Inc. by its officers, directors, employees and consultants. The exercise price of each option is set by the Board of Directors on the date of the grant. Stock options have a maximum term of up to 10 years. Options granted under the 2016 and 2018 plans vest 25% at the first anniversary of the grant date and the remaining portion vests on a monthly basis at an equal rate during a three-year period following the first anniversary of the grant date. Options granted under the 2016 and 2018 plans allow holders to buy Classes AA1 or AA2 shares. Maximum potential ownership of the Company through the 2016 plan is 2.5%, and 5.0% through the 2018 plan. All options are granted with an exercise price in Canadian dollars. No new options can be granted under these plans. Options granted under the 2020 plan vest in four equal annual instalments starting at the first anniversary of the grant. Options granted under the 2020 plan allow holders to buy Classes AA1 or AA2 shares and maximum potential ownership of the Company through the 2020 plan is 5%. All options are granted with an exercise price in Canadian dollars. The Company entered into an option agreement in 2023 with a related party under which options granted under the new plan vest on grant date. Options granted under this agreement allow holders to buy Class A Series 4 shares. All options are granted with an exercise price in Canadian dollars. In June 2025, the Company net cash settled all vested stock options from employees of discontinued operations. Remaining employees with fully vested options could also cash out 40.22% of their options at a fair value of and $3.77 CAD ($2.73 USD) each. The Company net cash settled a total of 15,189,213 (9,790,261 to key management personnel, which includes amount paid to CEO and shareholder having significant influence over the Company) stock-options for a total value of $31,758 ($19,355 to key management personnel, which includes amount paid to CEO and shareholder having significant influence over the Company), resulting in a share buyback premium of $27,228 recorded in retained earnings.

EDDYFI HOLDING INC.
Notes to Consolidated Financial Statements
(In thousands of US dollars)

For the year ended December 31, 2025

18. Share-based compensation (continued):

The following table summarizes stock option activities:

		Weighted average exercise price	
	Number	CA$	US$
Outstanding as at December 31, 2024	32,338,809	1.16	0.86
Forfeited	(637,035)	1.98	1.44
Exercised cash-out	(15,189,213)	0.91	0.66
Granted	144,775	3.70	2.70
Outstanding as at December 31, 2025	16,657,336	1.39	1.01
Options exercisable as at December 31, 2025	15,823,317	1.32	0.97

The following table summarizes information relating to the stock options outstanding as at December 31, 2025:

Range of exercise price		Outstanding options weighted average remaining life		Exercisable options weighted average remaining life	
CA$	US$	Number	Years	Number	Years
0.23	0.18	633,112	0.3	633,112	0.3
0.51 to 1.00	0.40 to 0.78	9,053,915	4.1	9,053,915	4.1
1.82 to 1.91	1.35 to 1.44	5,644,214	7.2	5,459,550	7.2
2.17 to 2.48	1.62 to 1.85	357,490	6.6	265,329	6.3
2.60 to 2.84	2.05 to 2.06	789,409	7.4	399,275	6.7
3.08 to 3.11	2.23 to 2.24	48,545	8.7	12,136	8.7
3.54 to 3.77	2.48 to 2.74	130,651	9.5	-	-
		16,657,336	5.3	15,823,317	5.2

40

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 41 18. Share-based compensation (continued): Of the options outstanding as at December 31, 2025, a total of 8,248,950 are held by key management personnel and a total of 5,075,701 are held by a related not-for-profit. The fair value of options granted during the years ended December 31, 2025 was determined using the Black-Scholes option pricing model and the following ranges and weighted average assumptions: 2025 Fair value of the underlying shares US$2.48 to US$2.74 Exercise price US$2.48 to US$2.74 (CA$3.54 to CA$3.77) Risk-free interest rate 3.15% to 3.42% Expected volatility 28.06% to 28.99% Forfeiture rate 4.95% to 5.51% Expected life 10 years Dividend yield – % Fair value of the options granted US$1.12 to US$1.27

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 42 18. Share-based compensation (continued): The risk-free interest rate is based on the yield of a Government of Canada bond with a maturity equal to the expected life of the option from the date of the grant. The expected life of the stock options is based on current expectations, and the expected volatility is based on the average historical volatility of peer group of public companies for the period immediately preceding the option grant. The fair value of the underlying shares is based on a multiple applied to forecasted adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) for the next year (level 3), which takes into account financial forecasts approved by senior management. The Company does not anticipate paying any cash dividends in the foreseeable future and, therefore, uses an expected dividend yield of zero in the option- pricing model. These assumptions may not necessarily be the actual outcome. The Company recognized a compensation expense of $500 for stock options granted to employees for the year ended December 31, 2025, inclusive of an amount for accelerated vesting. This amount is included in cost of sales, selling and marketing, general and administrative, and research and development expenses in profit or loss. As at December 31, 2025, the Company has $193 of unrecognized compensation expense related to unvested stock options that is expected to be recognized over a weighted-average period of 1.55 year. 19. Revenues: 2025 Sale of inspection devices $ 187,045 Access to the Company’s software 20,481 Service and hardware maintenance plans 22,433 Consulting engineering services 2,412 Sales of customized inspection devices 5,089 Other revenues 1,373 Total revenues $ 238,833 An amount of $8,343 included in deferred revenues as at December 31, 2024 has been recognised as revenues in 2025.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 43 20. Expenses by nature: 2025 Employee benefits $ 83,930 Depreciation of property and equipment 2,635 Depreciation of right-of-use assets 4,246 Amortization of intangible assets 31,104 Purchase of supplies 48,492 Professional fees 7,472 Subcontracting 2,240 Travel expenses 4,884 Office expenses 5,493 Software and license 7,471 Share-based compensation 501 Government grants (643) Other 2,241 Total cost of sales, selling and marketing, general and administrative, and research and development expenses $ 200,066 Other government grants are allocated as follows in the consolidated statement of income and other comprehensive income: 2025 Cost of sales $ - Selling and marketing expenses 14 General and administrative expenses 149 Research and development expenses 480 $ 643 For the year ended December 31, 2025, investment tax credits amounted to $3,333. These were recognized as a reduction of expense within research and development expenses during the year.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 44 21. Net finance costs: Note 2025 Interest on long-term debt 27 $ 46,205 Interest on lease liabilities 2,871 Gain on foreign exchange contract (1,731) Interest accretion on Class A preferred shares 5,118 Foreign exchange gain (5,231) Early repayment penalty of long-term debt 1,031 Other 214 Net finance costs $ 48,477 22. Acquisition, integration and restructuring income (costs): Business acquisition costs include transaction costs, primarily legal fees, success fees related to the acquisition and other professional fees, for potential or realized business combinations, as well as integration costs which include systems implementation expense related to acquired companies. Restructuring costs include primarily legal and other professional fees incurred to establish an effective group structure. Financing costs include primarily legal and other professional fees incurred on inconclusive financing activities. These costs were expensed as incurred in profit or loss. Note 2025 Business acquisition and integration (income) costs $ (1,176) Restructuring 447 Financing 1,051 Remeasurement of fair value of contingent consideration payable 26 (955) Total acquisition, integration and restructuring (income) costs $ (633)

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 45 23. Additional information to the consolidated statement of cash flows: Net change in non-cash working capital items is detailed as follows: 2025 Trade and other receivables $ 1,907 Contract assets (4,903) Tax credits receivable (1,122) Inventories 5,024 Prepaid expenses (50) Trade and other payables 4,092 Deferred revenues (2,052) $ 2,896 24. Financial risks: (a) Credit and concentration risk: Credit risk is the risk of a loss if a customer or counterparty to a financial asset fails to meet its contractual obligations and arises primarily from the Company’s trade receivables and contract assets. The Company may also have credit risk relating to cash which is managed by dealing only with highly-rated financial international institutions. The Company provides credit to its clients in the normal course of its operations and is also exposed to credit risk for amounts corresponding to the carrying value of advances. The Company has insured some of its international accounts receivable with Export Development Canada (“EDC”) up to 90% of their value to mitigate the risk of financial loss from defaults. The following table summarizes the Company’s exposure to credit risk on trade accounts receivable: 2025 Trade accounts receivable $ 59,143 Trade accounts receivable insured with EDC (16,850) $ 42,293

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 46 24. Financial risks (continued): (a) Credit and concentration risk (continued): The Company evaluates the credit risk through a customer-specific analysis. A provision is recorded when the entity has doubt on the recoverability of a financial asset. The expected credit loss evaluation of the total gross carrying amount of trade receivables and contract assets is not significant. The movement in allowance for impairment in respect of trade receivables and contract assets was as follows: Balance as at December 31, 2024 2,514 Net remeasurement of loss allowance 262 Trade allowance of discontinued operations (1,909) Effect of foreign exchange differences 346 Balance as at December 31, 2025 $ 1,213 (b) Market risk: The Company’s financial instruments expose it to market risk, in particular to currency risk and interest rate risk, resulting from its operating and financing activities. (i) Currency risk: The Company is exposed to the financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates. The Company is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which sales, purchases, receivables and borrowings are denominated and the respective functional currencies of the Company’s entities. Fluctuations related to foreign exchange rates could cause unforeseen fluctuations in the Company's operating results.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 47 24. Financial risks (continued): (b) Market risk (continued): (i) Currency risk (continued): The following table summarizes the Company’s main foreign exchange currency exposures, as stated in US dollars at the following dates: 2025 Cash: US dollars 493 Canadian dollars 1,847 British pounds 24 Euros 2,241 United Arab Emirates dirham 70 Saudi Riyal 2 Trade and other receivables: US dollars 379 Canadian dollars 5,046 Euros 3,493 United Arab Emirates dirham 5 Saudi Riyal 1 Trade and other payables: US dollars 968 Canadian dollars 2,468 British pounds 718 Euros 253 Mexican pesos 1 United Arab Emirates dirham 320 Saudi Riyal 6

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 48 24. Financial risks (continued): (b) Market risk (continued): (i) Currency risk (continued): The following exchange rates are those applicable for the year ended December 31, 2025: 2025 Average Reporting CAD to USD 0.7156 0.7286 GBP to USD 1.3187 1.3473 EUR to USD 1.1299 1.1745 AUD to USD 0.6447 0.6672 BRL to USD 0.1790 0.1825 A reasonably possible strengthening (weakening) of the US dollar against the following significant currencies as at December 31, 2025 would have affected the measurement of financial instruments denominated in that foreign currency and affected equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecast sales and purchases. 2025 Strengthening 10% Weakening 10% USD against CAD (478) 478 USD against GBP 69 (69) USD against EUR (548) 548

EDDYFI HOLDING INC.
Notes to Consolidated Financial Statements
(In thousands of US dollars)

For the year ended December 31, 2025

24. Financial risks (continued):

(b) Market risk (continued):

(ii) Interest rate risk:

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market rates. The Company's exposure to interest rate risk as at December 31, 2025 is limited to loans and borrowings, which bear interest at fixed and variable rates.

The subordinated debts, reimbursable contributions under government assistance programs and the share redemption balance bear interest at a fixed rate or are without interest. The Company is, therefore, exposed to the risk of changes in fair value resulting from interest rate fluctuations but not cash flow interest rate risk.

All other loans and borrowings bear interest at variable rates and the Company is, therefore, exposed to the cash flow risk resulting from interest rate fluctuations.

Based on currently outstanding borrowings at variable rates, assuming a 50-basis-point rate increase during the year ended December 31, 2025 would have decreased the consolidated net income by $921, with an equal and opposite effect for an assumed 50-basis-point decrease.

(c) Liquidity risk:

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company is, therefore, exposed to liquidity risk with respect to all of the financial liabilities recognized on the consolidated statement of financial position.

The following are the contractual cash flows of financial liabilities, including estimated interest payments, as at December 31, 2025:

						2025
	Carrying amount	Contractual cash flows	Less than 1 year	2 to 3 years	4 to 5 years	More than 5 years
Bank overdraft	$ 690	$ 690	$ 690	$ -	$ -	$ -
Trade and other payables	32,463	32,463	32,463	-	-	-
Long-term debt	308,749	342,356	13,855	328,501	-	-
Finance lease liabilities	37,287	61,685	5,203	9,762	8,822	37,898
	$ 379,189	$ 437,194	$ 52,211	$ 338,263	$ 8,822	$ 37,898

49

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 50 25. Capital management: The Company’s objective in managing capital is to ensure sufficient liquidity to develop its technologies and commercialize its products, finance its research and development activities, general and administrative expenses, expenses associated with intellectual property protection, its overall capital expenditures and those related to its debt reimbursement. The Company is not exposed to external requirements by regulatory agencies regarding its capital. Since its inception, the Company has financed its liquidity needs primarily through issuance of shares and long-term debt. The Company optimizes its liquidity needs by non-dilutive sources whenever possible, including research tax credits and government grants. The capital management objectives have not changed for the reporting periods. The Company defines capital to include shareholders’ equity as well as certain financial liabilities, comprised of long-term debt. The Company has a cash and investment management policy, the purpose of which is to provide guidance on investing excess cash balances, establishing investment goals and objectives, providing guidance and limitations to investment activities and defining and assigning responsibilities. Currently, the Company’s general policy on dividends is to retain funds to repay its debt and to finance the Company’s growth. 26. Determination of fair values: Certain of the Company’s accounting policies and disclosures require the determination of fair value, for both financial and non-financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes. In establishing fair value, the Company uses a fair value hierarchy based on levels as defined below:  Level 1: defined as observable inputs such as quoted prices in active markets.  Level 2: defined as inputs other than quoted prices in active markets that are either directly or indirectly observable.  Level 3: defined as inputs that are based on little or no observable market data, therefore requiring entities to develop their own assumptions. The Company has determined that the carrying values of its short-term financial assets and liabilities approximate their fair value given the short-term nature of these instruments. As at December 31, 2025, all of the Company’s long-term debt bears interest at variable rates (benchmark rate plus applicable spread). Accordingly, the carrying amount of long-term debt approximates its fair value as the contractual interest rates are comparable to current market rates for similar instruments. There is no fixed-rate long-term debt outstanding as at December 31, 2025.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 51 26. Determination of fair values (continued): The financial instruments of the Company that are measured at fair value on a recurring basis subsequent to initial recognition are the contingent consideration payable related to business combinations and derivative financial instruments. The fair value of the contingent consideration payable related to business combinations is estimated based on a valuation model for contingent considerations that considers the present value of expected payments, discounted using a risk-adjusted discount rate. The expected payment is determined by considering various scenarios of achievement of pre-established performance threshold, the amount to be paid under each scenario and the probability of each scenario (level 3). The fair value of the derivative financial instrument is estimated based on a discounted method of the conversion price discount considering weighted probability of a liquidity event (level 3). The following table shows a reconciliation from the opening to the closing balances for financial instruments measured at fair value using level 3 inputs: Note Contingent consideration payable Derivative financial instruments Balance as at December 31, 2024 (16,673) (5) Payment of Contingent consideration 15,719 - Addition through business combination 4 (3,054) - Income included in profit or loss remeasurement of fair value 22 955 5 Foreign exchange loss (80) - Balance as at December 31, 2025 $ (3,133) $ -

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 52 27. Related party transactions: Key management personnel compensation Key management personnel include members of the Board of Directors and senior management. Their aggregate compensation is set out below: 2025 Employee benefits $ 3,709 Share-based compensation 69 $ 23,133 An entity controlled by the CEO and shareholder with significant influence over the Company leases the head office premises in Québec City to the Company. Following the building extension in Québec City, a new lease agreement was signed in 2023. The lease expires on July 31, 2038, with an option of renewal for an additional five-year period. During the year, the lease payment under the lease agreement and the lease liability amount to $2,633 and $24,773 respectively. The terms and conditions of this transaction were no more favorable than those available, or which might reasonably be expected to be available, in similar transactions with non-key management personnel-related companies on an arm’s-length basis. Transactions with shareholders having significant influence over the Company For the year ended December 31, 2025, an interest expense of $1,959 was recorded as net finance costs as interest on long-term debt in relation to the convertible Series B debenture. The terms and conditions of this transaction were no more favorable than those available, or which might reasonably be expected to be available, in similar transactions on an arm’s- length basis.

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 53 28. Discontinued Operations On June 4, 2025, the Company completed the sale of its inspection services NDT Global as part of its strategy to streamline operations and focus on the design, manufacture and sell of advanced non-destructive testing and inspection technology solutions. The classification of NDT Global as discontinued operations occurred June 4, 2025. Discontinued operations have been excluded from the net loss from continuing operations and are presented as a single amount of net income from discontinued operations in the Consolidated Statement of Income and Other Comprehensive Income. The Company received a total consideration of $1,163,780, consisting of cash proceeds of $1,159,197 and the settlement of a long-term balance with an affiliate of $4,583. The Company recognized a gain on the disposal of discontinued operations of $734,194, representing the excess of the consideration received over the carrying amount of the net assets disposed of at the date of the transaction, together with the results from discontinued operations recognized in 2025. Following completion of the transactions, the Company retained no ownership interest in the discontinued operations. Reconciliation of gain on sale on discontinued operations: 2025 Total consideration $ 1,163,780 Carrying amount of net assets on disposal (377,602) Accumulated cumulative other comprehensive income (8,734) Gain on sale of discontinued operations, before tax 777,444 Income tax current (36,913) Income tax deferred (6,337) Gain on sale of discontinued operations $ 734,194

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 54 Consolidated Statement of Profit of discontinued operations: 2025 Revenues $ 98,735 Cost of Sales 47,441 Gross profit 51,294 Operating expenses: Selling and marketing 11,158 General and administrative 16,796 Research and development 2,048 Acquisition, integration and restructuring costs 29 Management fees 523 30,554 Profit from operating activities 20,740 Restructuring costs for disposal of discontinued operations (6,380) Gain on sale of discontinued operations 734,194 Net finance costs (2,796) Profit before income taxes 745,758 Income taxes (recovered) Current 5,096 Deferred (2,643) 2,453 Net income from discontinued operations $ 743,305

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 55 Carrying amount of net assets on disposal date: 2025 Assets Current assets: Cash $ 15,226 Trade and other receivables 41,244 Trade and other receivables – companies controlled by shareholders having significant influence over the Company 6,343 Contract assets 32,184 Income taxes receivable 3,355 Tax credits receivable 670 Inventories 10,894 Prepaid expenses 3,739 113,655 Tax credits receivable 668 Long-term receivables – companies controlled by shareholders having significant influence over the Company 26,098 Property and equipment 45,342 Right-of-use assets 12,131 Deferred tax assets 2,744 Intangible assets 139,679 Goodwill 163,659 $ 503,976 Liabilities Current liabilities: Trade and other payables $ 30,185 Trade and other payables – companies controlled by shareholders having significant influence over the Company 7,739 Income taxes payable 4,762 Current portion of deferred revenues 17,186 Current portion of finance lease liabilities 2,786 62,658 Long-term debt – companies controlled by shareholders having significant influence over the Company 30,681 Finance lease liabilities 10,766 Other non-current liabilities 3 Deferred tax liabilities 22,266 63,716 Net assets of disposed discontinued operations $ 377,602

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 56 Cashflow of discontinued operations: 2025 Cash provided by (used in): Operating activities Net income $ 15,491 Adjustments for: Depreciation of property and equipment 5,722 Depreciation of right-of-use assets 1,204 Amortization of intangible assets 10,128 Income taxes 2,453 Net finance costs 2,796 Net change in non-cash working capital items 5,239 Net change in non-cash working capital items - companies controlled by shareholders having significant influence over the Company 5,051 Non-current tax credits receivable (104) Non-current deferred revenues (354) Income taxes paid (1,410) 46,216 Investing activities: Acquisition of property and equipment (4,355) Acquisition of intangible assets (6,374) Proceeds from sales of property and equipment - (10,729) Financing activities: Advance paid to – companies controlled by shareholders having significant influence over the Company (24,935) Finance cost paid (2,796) Finance cost paid to – companies controlled by shareholders having significant influence over the Company (3,518) Finance cost received from – companies controlled by shareholders having significant influence over the Company 403 Payment of lease liabilities (1,157) Dividend paid (4,600) (36,603) Effect of movements in exchange rates on cash 1,007 Net change in cash (109) Cash, net of bank overdraft, beginning of year 15,335 Cash, net of bank overdraft, end of year $ 15,226

EDDYFI HOLDING INC. Notes to Consolidated Financial Statements (In thousands of US dollars) For the year ended December 31, 2025 57 29. Subsequent events: On February 1, 2026, the shareholders of the Company entered into a definitive share purchase agreement for the sale of 100% of the outstanding shares of the Company for total consideration of approximately $1,450,000, subject to customary closing adjustments. The transaction was subject to customary closing conditions, including regulatory approvals, and was completed on June 1, 2026. As a result of the agreement, the Company became a wholly-owned subsidiary of ESAB. On June 1, 2026, the Company proceeded to the termination of all its long-term debt for an amount of $356.1 million. The arrangement-related disbursements, consisting of the amount paid to redeem all outstanding stock options and professional fees, amounted to $38.6 million and $ 5.3 million, respectively, as at June 1, 2026.